UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2005

EDGETECH SERVICES INC.

(formerly Secure Enterprise Solutions Inc.)

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-27397

(Commission File Number)

98-0204280

(I.R.S. Employer Identification Number)

Unit 704, 18 Wynford Drive

Toronto, Ontario

M3C 3S2

(Address of principal executive offices, including zip code)

(416) 441-4046

(Registrant's telephone Number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT

Items 3, 4, 6 and 8 are not applicable and are omitted from this report.

Item 1 - Changes in Control of Registrant

On June 1, 2005, the Registrant entered into an agreement with the shareholders of Web’s Biggest, Inc., (a California Corporation), Mr. Xavier Roy of Los Angeles, California, USA and Advisors LLC, an Iowa Limited Liability Corporation  (collectively, “Web’s Biggest”) , which will result in the Registrant issuing 25,000,000 preferred shares to 2 shareholders of Web’s Biggest in consideration for 100% of the outstanding common shares of Web’s Biggest and $250,000 to be used for general working capital of the registrant.

Each preferred share shall be convertible into 25.3533 common shares of the registrant with all the rights and privileges of the equivalent number of common shares.

When completed, this transaction will result in a change of control of the Registrant with the current shareholders of the registrant owning approximately 10% of the newly combined entity.

None of the shareholders of Web’s Biggest currently own any of the Registrant's issued common shares.

No part of the consideration for the change of control is loan proceeds.  The new control group obtained no loans or pledges for the purpose of acquiring control.  Current management of the Registrant and the Registrant's new control group have agreed that Mr. Xavier Roy and Mr. Shawn Manesh will be added to the board.  Mr. Sang Ho Kim, Mr. Fred Fulcher and Mr. Donald R. George will resign from the board leaving three members on our board of directors.

Furthermore, Mr. Xavier Roy will assume the position of Chairman and CEO of the new merged company.

Item 2 - Acquisition or Disposition of Assets

Under the terms of an acquisition agreement dated June 1, 2005, the Registrant has agreed to acquire 100% of the issued common shares of Web’s Biggest.  Web Biggest’s 2 shareholders will exchange all of their issued Web’s Biggest shares and provide $250,000 in general working capital for the registrant’s Canadian subsidiary for 25,000,000 preferred shares of the Registrant.  Web’s Biggest currently has 100 common shares issued and outstanding.  The preferred shares have multiple voting rights with 25.3533 votes per share and may be converted into 25.3533 common shares at any time.

Web’s Biggest Primary business is:

Web’s Biggest (www.websbiggest.com) is a profitable search engine that had net income over $1.5 million for the trailing twelve months ending March 2005, reflecting a year over year increase in net income of 50%. More than 90% of revenue is recurring revenue. Net margins were approximately 75% and 82% for 2004 and 2005 respectively.

Web’s Biggest has one of the largest collections of websites in its database and rivals that of major internet search engine companies. It is available in 230 countries and in 70 different languages.  It is the word’s largest “Wiki” based search engine.  Wiki is software that allows web users to collectively author web documents using their browser and without downloading any software to their computer.

Web’s Biggest has more than 8,000 paying customers who pay for website advertising and promotion services. Provision of the services to customers along with billing is managed by a highly automated and scaleable IT infrastructure. This enables Web’s Biggest to maintain high gross and net profit margins and represents a highly scaleable business model that can help Web’s Biggest grow rapidly without need for significant additional infrastructure.

The problem with many popular search engines is that all websites in their database have been indexed according to the same algorithm. Web’s Biggest provides a unique search experience by allowing users to search websites that have been indexed in different ways from one screen. Web’s Biggest has developed its own web crawler and created the following search engine directories:

Web’s Biggest

A search engine that searches a database of almost every website in the Whois database.

TopSites

A directory of the world's top 50,000 websites by traffic and categorized by thousands of topics.

Editors’ Choice

More than 4 million website reviews written by users and webmasters. They are arranged in almost 600,000 categories with more than 2.1 million see and see also references. The directory is translated into more than 70 languages. And they are available in hundreds of regional editions. The directory has almost 300,000 articles on various topics. These are cross referenced to website categories.

Web’s Biggest can now attract key acquisition candidates and industry professionals with equity based bonuses and currency.  Web’s Biggest is currently examining several opportunities throughout the world.

Edgetech intends to use the $250,000 for general working capital of its Canadian subsidiary.

This acquisition was completed at arm's length to the Registrant and management of the Registrant.

Item 5 - Other Events and Regulation FD Disclosure

The Management of the Registrant and the principal shareholders of Web’s Biggest, Mr. Xavier Roy and Advisors LLC, an Iowa Limited Liability Corporation have agreed that Mr. Xavier Roy and Mr. Shawn Manesh will be nominated as directors of the Registrant.  Additionally, upon closing of the acquisition, Mr. Xavier Roy will assume the role of Chairman and C.E.O. of the Registrant.  The Registrant's current management team, Mr. Tae Ho Kim and Mr. Sang Ho Kim, will take on roles as President and Senior Vice President, respectively.

The registrant has attached a copy of the definitive share purchase agreement and a copy of our press release related to these events.

Item 7 - Financial Statements and Exhibits

(a)

Financial Statements of Business Acquired.

Financial statements required by this item will be filed by amendment to this Form 8K within 71 days.

(b)

Pro Forma Financial Information

Financial statements required by this item will be filed by amendment to this Form 8K within 71 days.

(c)

Exhibits

i)  Share Purchase Agreement dated June 1, 2005

ii) Press release dated June 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:

June 1, 2005

Edgetech Services Inc.

               Per:

          /s/ Tae Ho Kim

            Tae Ho Kim, CEO and Director